Exhibit (b) (1)

BARCLAYS BANK PLC	GENERAL ELECTRIC CAPITAL	THE ROYAL BANK OF SCOTLAND PLC
200 Park Avenue	CORPORATION	RBS SECURITIES CORPORATION
New York, New York 10166	GE CAPITAL MARKETS, INC.	101 Park Avenue
	299 Park Avenue	New York, New York 10178
New York, New York 10171
CONFIDENTIAL

February 24, 2008

Abe Acquisition Corp.

c/o the Addressees set forth below

Project Abe

Senior Secured Credit Facilities Commitment Letter

Ladies and Gentlemen:

You have advised Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays”), General Electric Capital Corporation (“GECC”), GE Capital Markets, Inc. (“GECM”), The Royal Bank of Scotland PLC (“RBS”) and RBS Securities Corporation d/b/a RBS Greenwich Capital (“RBSG”) (“we”, “us” or the “Commitment Parties”) that a newly created entity (“Newco” or “you”), formed at the direction of Hellman & Friedman LLC and its affiliates (collectively, “H&F” or the “Sponsor”), intends to acquire (the “Acquisition”) 100% of the capital stock of an entity previously identified to us as “Abe” (the “Company”). You have further advised us that, in connection with the foregoing, you intend to consummate the other Transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description or the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Sheet”; this commitment letter, the Transaction Description, the Term Sheet and the Summary of Additional Conditions attached hereto as Exhibit C, collectively, the “Commitment Letter”).

In connection with the Transactions, each of Barclays, GECC and RBS (together with any Initial Lender appointed pursuant to the next paragraph of this Commitment Letter, each an “Initial Lender” and collectively, the “Initial Lenders”) is pleased to advise you of its several, but not joint, commitment to provide 40.0%, 33.33% and 26.67% respectively, of the entire aggregate principal amount of each of the Senior Secured Facilities, in each case subject only to the conditions set forth in the eleventh paragraph of this Commitment Letter, in the section entitled “Conditions to All Borrowings” in Exhibit B hereto (limited on the Closing Date (as defined below) as indicated therein) and in Exhibit C hereto.

It is agreed that (i) each of Barclays and GECM will act as a co-lead arranger for the Senior Secured Facilities (each a “Co-Lead Arranger” and collectively, the “Co-Lead

Arrangers”) and (ii) each of Barclays, GECM and RBSG will act as a joint bookrunner for the Senior Secured Facilities (each a “Joint Bookrunner” and collectively with the Co-Lead Arrangers, the “Joint Bookrunners”). It is agreed that Barclays shall have “left side” designation and shall appear on the top left of any Information Materials (as defined below) in respect of the Senior Secured Facilities and that GECM shall have “right side” designation and shall appear on the top right of any Information Materials in respect of the Senior Secured Facilities and to the “left” of RBS and all other financial institutions. It is further agreed that (i) Barclays shall appear on the “left” in all marketing and other materials related to any of the Senior Credit Facilities and (ii) GECC shall appear to the “right” of Barclays and to the “left” of RBS and all other financial institutions. No compensation (other than compensation expressly contemplated by this Commitment Letter and the Fee Letter referred to below) will be paid to any Lender (as defined below) in connection with the Senior Secured Facilities unless you and we shall so agree.

The Joint Bookrunners reserve the right, prior to or after the execution of the Facilities Documentation (as defined below), to syndicate all or a portion of the Initial Lenders’ respective commitments hereunder to a group of banks, financial institutions and other institutional lenders (together with the Initial Lenders, the “Lenders”) identified by the Joint Bookrunners in consultation with you and reasonably acceptable to the Joint Bookrunners and you (your consent not to be unreasonably withheld or delayed), and you agree to provide the Initial Lenders with a period of 30 consecutive calendar days following the date of the Information Memorandum in form customarily delivered in connection with senior secured bank financings (which shall include the Required Information (as defined in the Merger Agreement) and the Projections) and immediately prior to the Closing Date to syndicate the Senior Secured Facilities (the “Marketing Period”); provided that, if the Marketing Period has not ended on or prior to August 15, 2008, the Marketing Period shall commence no earlier than September 2, 2008; and provided, further that (a) we agree not to syndicate our commitments to certain banks, financial institutions and other institutional lenders and competitors of the Company and its subsidiaries that have been specified by you in writing at any time prior to the date hereof (“Disqualified Lenders”) and (b) notwithstanding the Joint Bookrunners’ right to syndicate the Senior Secured Facilities and receive commitments with respect thereto, no Initial Lender may assign all or any portion of its commitment hereunder prior to the date of the initial funding under the Senior Secured Facilities (the date of such funding, the “Closing Date”) and, unless you otherwise agree in writing, each Initial Lender shall retain exclusive control over all rights and obligations with respect to its commitments, including all rights with respect to consents, modifications and amendments, until the Closing Date has occurred. Without limiting your obligations to assist with syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not subject to syndication of, or receipt of commitments in respect of, the Senior Secured Facilities and in no event shall the commencement or successful completion of syndication of the Senior Secured Facilities constitute a condition to the availability of the Senior Secured Facilities on the Closing Date. The Joint Bookrunners may commence syndication efforts promptly upon the execution of this Commitment Letter and as part of their syndication efforts, it is their intent to have Lenders commit to the Senior Secured Facilities prior to the Closing Date (subject to the limitations set forth in the two preceding sentences). You agree actively to assist the Joint Bookrunners in completing a timely syndication that is reasonably satisfactory to them and you. Such assistance shall include, without limitation, (a) your ensuring that any syndication efforts benefit materially from your existing lending and investment banking relationships and the

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existing lending and investment banking relationships of the Sponsor and your using commercially reasonable efforts to ensure, to the extent practical and appropriate, that any syndication efforts benefit from the Company’s existing lending and investment banking relationships, (b) direct contact between senior management, representatives and advisors of you and the Sponsor, on the one hand, and the proposed Lenders, on the other hand, (and your using commercially reasonable efforts to ensure such contact between senior management, representatives and advisors of the Company, on the one hand, and the proposed Lenders, on the other hand), in all such cases at times mutually agreed upon, (c) your and the Sponsor’s assistance (including the use of commercially reasonable efforts to cause the Company to assist) in the preparation of the Information Materials (as defined below) and other customary marketing materials to be used in connection with the syndication, (d) using your commercially reasonable efforts to procure, at your expense, before the launch of the syndication of the Senior Secured Facilities, ratings for the Senior Secured Facilities from each of Standard & Poor’s Ratings Services (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), and a corporate credit rating and a corporate family rating in respect of the Borrower (as defined in the Term Sheet) after giving effect to the Transactions from each of S&P and Moody’s, respectively, in each case, prior to the launch of syndication of the Senior Secured Facilities and (e) the hosting, with the Joint Bookrunners, of one or more meetings of prospective Lenders at times and locations mutually agreed upon. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letter (as defined below) or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, the obtaining of the ratings referenced above shall not constitute a condition to the availability of the Senior Secured Facilities on the Closing Date.

The Joint Bookrunners will, in consultation with you, manage all aspects of any syndication of the Senior Secured Facilities, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in the preceding paragraph and excluding Disqualified Lenders), the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist the Joint Bookrunners in their syndication efforts, you agree to prepare and provide (and to cause the Sponsor to provide and to use commercially reasonable efforts to cause the Company to provide) to us all customary information with respect to you, Merger Co, the Company and each of your and their respective subsidiaries and the Transactions, including all financial information and projections prepared by the Borrower (including financial estimates, forecasts and other forward-looking information, the “Projections”), as the Joint Bookrunners may reasonably request in connection with the structuring, arrangement and syndication of the Senior Secured Facilities and unaudited monthly consolidated balance sheets and related statements of income for the Company with respect to the Company and its subsidiaries for any calendar month ending at least 30 days prior to the Closing Date to the extent (and in the form) provided to you by the Company.

You hereby represent and warrant that, (a) to the best of your knowledge, all written information and written data other than the Projections and other than information of a general economic or general industry nature (the “Information”) that has been or will be made available to any Commitment Party by or on behalf of you or any of your representatives, taken as a whole, is or will be, when furnished, correct in all material respects and does not or will not,

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when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to any Commitment Party by or on behalf of you or any of your representatives have been, or will be, prepared in good faith based upon assumptions that are believed by you to be reasonable at the time made and at the time the related Projections are so made available; it being understood that the Projections are as to future events and are not to be viewed as facts and that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and such differences may be material. You agree that, if at any time prior to the Closing Date, any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections such that the representations and warranties in the preceding sentence will be correct in all material respects under those circumstances. In arranging and syndicating the Senior Secured Facilities, each of the Commitment Parties will be entitled to use and rely primarily on the Information and the Projections without responsibility for independent verification thereof.

You hereby acknowledge that (a) the Joint Bookrunners will make available Information, Projections and other marketing material and presentations, including confidential information memoranda to be used in connection with the syndication of the Senior Secured Facilities (the “Information Memorandum”) (such Information, Projections, other marketing material and the Information Memorandum, collectively, with the Term Sheet, the “Information Materials”) to the proposed syndicate of Lenders by posting the Information Materials on Intralinks, SyndTrak Online or by similar electronic means and (b) certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive material non-public information (“MNPI”) with respect to the Borrower, the Company or their respective securities and who may be engaged in investment and other market related activities with respect to the Borrower’s, the Company’s or the Borrower’s or the Company’s respective securities) (each, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You will be solely responsible for the contents of the Information Materials and each of the Commitment Parties shall be entitled to use and rely upon the information contained therein without responsibility for independent verification thereof.

You agree to assist (and to cause the Sponsor to assist and to use commercially reasonable efforts to cause the Company to assist) us in preparing an additional version of the Information Materials that consists exclusively of information that is publicly available and/or not MNPI with respect to the Borrower or the Company or any of their respective subsidiaries for the purpose of United States federal and state securities laws to be used by Public Siders. The information to be included in the additional version of the Information Materials will be substantially consistent with the information included in any filings made by the Company with the Securities and Exchange Commission. It is understood that in connection with your assistance described above, authorization letters will be included in any Information Materials that authorize the distribution thereof to prospective lenders, represent that the additional version of the Information Materials does not include any MNPI (other than information about the Transactions or the Senior Secured Facilities) and exculpate you, Merger Co, the Sponsor, the Company and us with respect to any liability related to the use of the contents of the Information

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Materials or related marketing materials by the recipients thereof. Before distribution of any information, you agree to identify that portion of the Information Materials that may be distributed to the Public Siders as “Public Information”.

You agree that the following documents, without limitation, may be distributed to both Private Siders and Public Siders, unless you advise the Joint Bookrunners in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private Siders: (a) administrative materials prepared by the Joint Bookrunners for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) notification of changes in the Senior Secured Facilities’ terms, (c) drafts of the Facilities Documentation, (d) publicly filed financial statements of the Company and (e) draft or final offering materials relating to any contemporaneous or prior securities issuances by you, the Company or its subsidiaries. If you advise us in writing (including by email), within a reasonable period of time prior to dissemination, that any of the foregoing should be distributed only to Private Siders, then Public Siders will not receive such materials without your consent.

As consideration for the commitments of the Initial Lenders hereunder and for the agreement of the Joint Bookrunners to perform the services described herein, you agree to pay (or cause to be paid) to the Initial Lenders the fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith with respect to the Senior Secured Facilities (the “Fee Letter”). Once paid, such fees shall not be refundable under any circumstances.

The commitments of the Initial Lenders hereunder and the agreements of the Joint Bookrunners to perform the services described herein are subject solely to (a) the conditions set forth in the section entitled “Conditions to All Borrowings” in Exhibit B hereto, (b) the conditions set forth in Exhibit C hereto and (c) the execution and delivery of definitive documentation, closing certificates (including a solvency certificate from an authorized financial officer of the Borrower, after giving effect to the Transactions, attesting to the solvency of the Borrower and its subsidiaries, taken as a whole after giving effect to the Transactions, evidences of authority, charter documents and officers’ incumbency certificates), insurance certificates and opinions with respect to the Senior Secured Facilities (the “Facilities Documentation”), in each case consistent with the Term Sheet and the Fee Letter or otherwise reasonably acceptable to the Joint Bookrunners and you; provided that, notwithstanding anything in this Commitment Letter, the Fee Letter, the Facilities Documentation or any other letter agreement or other undertaking concerning the financing of the Transactions to the contrary, (i) the only representations relating to you, Merger Co, the Borrower, the Guarantors, the Company, your and their subsidiaries and your and their businesses the accuracy of which shall be a condition to the availability of the Senior Secured Facilities on the Closing Date shall be (A) such of the representations made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you or Merger Co have the right to terminate your or its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (B) the Specified Representations (as defined below) and (ii) the terms of the Facilities Documentation shall be in a form such that they do not impair availability of the Senior Secured Facilities on the Closing Date if the conditions set forth herein, in the section entitled “Conditions to All Borrowings” in Exhibit B hereto and in Exhibit C hereto are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in Exhibit B)

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(other than the pledge and perfection of the security interests (1) in the capital stock of the Borrower and any domestic subsidiaries of the Borrower (to the extent required by the Term Sheet) and (2) in other assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) is not provided and/or perfected on the Closing Date after your use of commercially reasonable efforts to do so, the granting and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the availability of the Senior Secured Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements and timing to be mutually agreed, which in the case of filings with the U.S. Patent and Trademark Office shall be made within thirty days after the Closing Date or such later date as the Administrative Agent shall reasonably agree). For purposes hereof, “Specified Representations” means the representations and warranties made by the Borrower and set forth in the Term Sheet relating to corporate existence; power and authority in either case, related to, the execution, delivery and performance of the Facilities Documentation; the enforceability of the Facilities Documentation; Federal Reserve margin regulations; the Investment Company Act; and, subject to the parenthetical in clause (2) in the immediately preceding sentence, creation and perfection of security interests in the Collateral (as defined in Exhibit B).

To induce the Commitment Parties to enter into this Commitment Letter and to proceed with the documentation of the Senior Secured Facilities, you agree (a) to indemnify and hold harmless each Commitment Party, their respective affiliates and the respective officers, directors, employees, agents and controlling persons of each of the foregoing (each, an “Indemnified Person”), from and against any and all losses, claims, damages and liabilities of any kind or nature and reasonable and documented or invoiced out-of-pocket fees and expenses, joint or several, to which any such Indemnified Person may become subject arising out of, resulting from or in connection with this Commitment Letter (including the Term Sheet), the Fee Letter, the Transactions or any related transaction contemplated hereby, the Senior Secured Facilities or any use or proceeds thereof or any claim, litigation, investigation or proceeding (including any inquiry or investigation) relating to any of the foregoing (any of the foregoing, a “Proceeding”), regardless of whether any such Indemnified Person is a party thereto, and to reimburse each such Indemnified Person upon demand for any reasonable and documented or invoiced out-of-pocket legal expenses of one firm of counsel for all Indemnified Persons (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict informs you of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnified Person) or other reasonable and documented or invoiced out-of-pocket fees and expenses incurred in connection with investigating or defending any of the foregoing; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent that they have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or any of its or their officers, directors, employees, agents or controlling persons (as determined by a court of competent jurisdiction in a final and non-appealable decision) and (b) if the Closing Date occurs, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented or invoiced out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees (to the extent any such consultant has been retained with your prior written consent (such consent not to be unreasonably withheld or delayed), syndication expenses, travel expenses and reasonable fees, disbursements and other charges of

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counsel to the Commitment Parties identified in the Term Sheet and of a single local counsel to the Commitment Parties in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) (subject to actual conflicts), in each case incurred in connection with the Senior Secured Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letter, the Facilities Documentation and any security arrangements in connection therewith (collectively, the “Expenses”). The foregoing provisions in this paragraph shall be superseded in each case by the applicable provisions contained in the Facilities Documentation upon execution thereof and thereafter shall have no further force and effect. Notwithstanding any other provision of this Commitment Letter, (i) no Indemnified Person shall be liable for any damages arising from the use by others of information or other materials obtained through internet, electronic, telecommunications or other information transmission systems, except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnified Person or any of its affiliates or its or their officers, directors, employees, agents or controlling persons and (ii) neither you nor any Indemnified Person shall be liable for any indirect, special, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with your or its activities related to the Senior Secured Facilities, including the preparation of this Commitment Letter, the Fee Letter and the Facilities Documentation.

You shall not, without the prior written consent of any Indemnified Person (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceedings in respect of which indemnity could have been sought hereunder by such Indemnified Person unless such settlement (i) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability or claims that are the subject matter of such proceedings and (ii) does not include any statement as to or any admission of fault, culpability, wrong doing or a failure to act by or on behalf of any Indemnified Person.

You acknowledge that the Commitment Parties and their affiliates may be providing debt financing, equity capital or other services (including, without limitation, financial advisory services) to other persons in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. None of the Commitment Parties or their affiliates will use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by them or their affiliates of services for other persons, and none of the Commitment Parties or their affiliates will furnish any such information to other persons, except to the extent permitted below. You also acknowledge that none of the Commitment Parties or their affiliates has any obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained by them from other persons.

As you know, certain of the Commitment Parties may be full service securities firms engaged, either directly or through their affiliates, in various activities, including securities trading, commodities trading, investment management, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, certain of the Commitment Parties and their respective affiliates may actively engage in commodities trading or trade the debt and equity securities (or related

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derivative securities) and financial instruments (including bank loans and other obligations) of the Company and other companies which may be the subject of the arrangements contemplated by this letter for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities. Certain of the Commitment Parties or their affiliates may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of you, the Company or other companies which may be the subject of the arrangements contemplated by this Commitment Letter or engage in commodities trading with any thereof.

The Commitment Parties and their respective affiliates may have economic interests that conflict with those of the Company and you. You agree that the Commitment Parties will act under this letter as independent contractors and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Commitment Parties and you and the Company, your and their respective stockholders or your and their respective affiliates. You acknowledge and agree that (i) the transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between the Commitment Parties and their affiliates, on the one hand, and you and the Company, on the other, (ii) in connection therewith and with the process leading to such transaction each Commitment Party and its applicable affiliates (as the case may be) is acting solely as a principal and not as agents or fiduciaries of you, the Company, your and their management, stockholders, creditors or any other person, (iii) the Commitment Parties and their applicable affiliates (as the case may be) have not assumed an advisory or fiduciary responsibility or any other obligation in favor of you with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Commitment Parties or any of their respective affiliates have advised or are currently advising you or the Company on other matters) except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (iv) you have consulted your own legal and financial advisors to the extent you deemed appropriate. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that the Commitment Parties or their applicable affiliates, as the case may be, have rendered advisory services of any nature or respect, or owe a fiduciary or similar duty to you, in connection with such transaction or the process leading thereto.

This Commitment Letter and the commitments hereunder shall not be assignable by you (other than to the Borrower or another entity, so long as such entity is, or will be, controlled by the Sponsor after giving effect to the Transactions and shall (directly or through a wholly-owned subsidiary) own the Company or be the successor to the Company or its business and assets) without the prior written consent of the Joint Bookrunners (such consent not to be unreasonably withheld or delayed) (and any attempted assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto (and Indemnified Persons) and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto (and Indemnified Persons). Any and all obligations of, and services to be provided by, the Commitment Parties hereunder (including, without limitation, its commitments) may be performed and any and all rights of the Commitment Parties hereunder may be exercised by or through any of their affiliates or branches; provided that, with respect to the commitments,

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any assignment thereof to an affiliate will not relieve the Initial Lender from any of its obligations hereunder unless and until the assignee shall have funded the portion of the commitment so assigned. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by each of the Joint Bookrunners and you. This Commitment Letter may be executed in any number of counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or other electronic transmission (i.e., a “pdf” or “tiff”) shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter (including the exhibits hereto), together with the Fee Letter dated the date hereof, (i) are the only agreements that have been entered into among the parties hereto with respect to the Senior Secured Facilities and (ii) supersede all prior understandings, whether written or oral, among us with respect to the Senior Secured Facilities and sets forth the entire understanding of the parties hereto with respect thereto. THIS COMMITMENT LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; provided, however, that the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Company Material Adverse Effect has occurred) in this Commitment Letter, the Term Sheet and the other exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Commitment Letter or the transactions contemplated hereby in any New York State or in any such Federal court and (c) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to you or us at the addresses set forth above shall be effective service of process for any suit, action or proceeding brought in any such court.

We hereby notify you that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of us and each of the Lenders may be required to obtain, verify and record information that identifies

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you, Merger Co, the Borrower, the Guarantors and the Company, which information may include your and their names and addresses and other information that will allow each of us and the Lenders to identify you, Merger Co, the Borrower, the Guarantors or the Company in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

You agree that you will not disclose, directly or indirectly, the Fee Letter and the contents thereof or, prior to your acceptance hereof, this Commitment Letter, the Term Sheet, the other exhibits and attachments hereto and the contents of each thereof, or the activities of any Commitment Party pursuant hereto or thereto, to any person or entity without prior written approval of the Joint Bookrunners (such approval not to be unreasonably withheld or delayed), except (a) to the Investors, Merger Co and to your and any of Merger Co’s or the Investors’ officers, directors, agents, employees, attorneys, accountants and advisors on a confidential and need-to-know basis, (b) if the Commitment Parties consent in writing to such proposed disclosure or (c) pursuant to the order of any court or administrative agency in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, to the extent practicable and not prohibited by applicable law, to inform us promptly thereof prior to disclosure); provided that (i) you may disclose this Commitment Letter (but not the Fee Letter) and the contents hereof to the Company, its subsidiaries and their respective officers, directors, controlling persons, equity holders, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (but not the Fee Letter) in any public filing relating to the Transactions, (iii) you may disclose this Commitment Letter (but not the Fee Letter), and the contents hereof, to potential Lenders and to rating agencies in connection with obtaining ratings for the Borrower and the Senior Secured Facilities, (iv) you may disclose the fees contained in the Fee Letter as part of a generic disclosure of aggregate sources and uses related to fee amounts to the extent customary or required in marketing materials or in any public filing and (v) to the extent portions thereof have been redacted in a manner to be agreed, you may disclose the Fee Letter and the contents thereof to the Company, its subsidiaries, and their respective officers, directors, controlling persons, equity holders, employees, attorneys, accountants and advisors, on a confidential and need-to-know basis.

The Commitment Parties and their affiliates will use all confidential information provided to them or such affiliates by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and shall treat confidentially all such information; provided that nothing herein shall prevent the Commitment Parties and their affiliates from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process based on the advice of counsel (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority having jurisdiction over the Commitment Parties or any of their affiliates (in which case the Commitment Parties agree, to the extent practicable and not prohibited by applicable law, to inform you promptly thereof prior to disclosure), (c) to the extent that such information becomes publicly available other than by reason of improper

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disclosure by the Commitment Parties or any of their affiliates or any related parties thereto in violation of any confidentiality obligations owing to you, Merger Co, the Company or any of your or their respective affiliates (including those set forth in this paragraph), (d) to the extent that such information is received by the Commitment Parties from a third party that is not, to the Commitment Parties’ knowledge, subject to confidentiality obligations owing to you, Merger Co, the Company or any of your or their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Commitment Parties, (f) to the Commitment Parties’ affiliates and to its and their respective employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transactions and are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party responsible for such person’s compliance with this paragraph) or (g) to potential or prospective Lenders, participants or assignees and to any direct or indirect contractual counterparty to any swap or derivative transaction relating to the Borrower or any of its subsidiaries, in each case who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph). The Commitment Parties’ and their affiliates’, if any, obligations under this paragraph shall terminate automatically and be superseded by the confidentiality provisions in the definitive documentation relating to the Senior Secured Facilities upon the initial funding thereunder.

The reimbursement, indemnification, jurisdiction, governing law, venue, waiver of jury trial and confidentiality provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether Facilities Documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Initial Lenders’ commitments hereunder; provided that your obligations under this Commitment Letter (other than your obligations with respect to (a) assistance to be provided in connection with the syndication thereof and (b) confidentiality of the Fee Letter and the contents thereof) shall automatically terminate and be superseded by the provisions of the Facilities Documentation upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time. You may terminate this Commitment Letter and/or the Initial Lenders’ commitments with respect to the Senior Secured Facilities (or portion thereof) hereunder at any time subject to the provisions of the preceding sentence.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms of this Commitment Letter and of the Fee Letter by returning to Barclays on behalf of the Commitment Parties executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on February 25, 2008. The Initial Lenders’ respective commitments and the obligations of the Joint Bookrunners hereunder will expire at such time in the event that Barclays has not received such executed counterparts in accordance with the immediately preceding sentence. If you do so execute and deliver to us this Commitment Letter and the Fee Letter, we agree to hold our commitment available for you until the earlier of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the consummation of the Acquisition with or without the funding of the Senior Secured Facilities and (iii) 5:00 p.m., New York City time, on the Walk-Away Date (as defined in the Merger Agreement). Upon the occurrence of any of the events referred to in the preceding sentence, this Commitment Letter and the commitments of each of the Commitment Parties hereunder and the agreement of the Joint Bookrunners to provide the services described herein shall automatically terminate unless the Commitment Parties shall, in their discretion, agree to an extension in writing.

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We are pleased to have been given the opportunity to assist you in connection with the financing for the Transactions.

Very truly yours,

BARCLAYS BANK PLC

By	/s/ Frederick E. Van Zigl
Name:	Frederick E. Van Zigl
Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

GENERAL ELECTRIC CAPITAL CORPORATION

By	/s/ Kimberly A. Massa
Name:	Kimberly A. Massa
Title:	Its duly authorized signatory

GE CAPITAL MARKETS, INC.

By	/s/ Kevin Burke
Name:	Kevin Burke
Title:	Senior Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

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THE ROYAL BANK OF SCOTLAND

By	/s/ Mark Smolin
Name:	Mark Smolin
Title:	Managing Director

RBS SECURITIES CORPORATION d/b/a RBS GREENWICH CAPITAL

By	/s/ Mark Smolin
Name:	Mark Smolin
Title:	Managing Director

[SIGNATURE PAGE TO COMMITMENT LETTER]

Accepted and agreed to as of the date first above written:

ABE ACQUISITION CORP.

By	/s/ C. Andrew Ballard
Name:	C. Andrew Ballard
Title:	President and Secretary

In care of: Hellman & Friedman LLC
One Maritime Plaza, 12th Floor
San Francisco, CA 94111
Attention of C. Andrew Ballard and Trevor R. Watt

[SIGNATURE PAGE TO COMMITMENT LETTER]

EXHIBIT A

Project Abe

Transaction Description

Capitalized terms used but not defined in this Exhibit A shall have the meanings set forth in the other Exhibits to the Commitment Letter to which this Exhibit A is attached (the “Commitment Letter”) or in the Commitment Letter.

Hellman & Friedman LLC and its affiliates (collectively, “H&F” or the “Sponsor”), together with certain other investors arranged by and/or designated by the Sponsor and identified by legal name to the Joint Bookrunners prior to the Closing Date (collectively with the Sponsor, the “Investors”) intend to acquire the entity previously identified to the Commitment Parties as “Abe” (the “Company”).

In connection with the foregoing, it is intended that:

a)	The Investors will establish Abe Investment, L.P., a newly formed Delaware limited partnership (“Holdings LP”), Abe Investment Holdings, Inc., a newly formed Delaware corporation (“Holdings”) and Abe Acquisition Corp. (“Merger Co”), a newly formed Delaware corporation that, prior to the Closing Date, is a wholly-owned subsidiary of Holdings LP.

b)	The Investors will directly or indirectly make cash equity contributions (the “Equity Contribution”) to Merger Co (through Holdings LP, with contributions in Merger Co to be in the form of common equity) in an aggregate amount equal to, when combined with the fair market value of the equity of management and existing shareholders of the Company rolled over or invested in connection with the Transactions (as defined below), at least 50% of the total pro forma capitalization of the Borrower and its subsidiaries on the Closing Date after giving effect to the Transactions; provided that, after giving effect to the Transactions, the Sponsor will directly or indirectly own at least a majority of the outstanding capital stock of the Borrower.

c)	Immediately after giving effect to the Merger, Holdings LP will contribute its ownership interests in the Borrower to Holdings, such that the Borrower will become a wholly-owned direct subsidiary of Holdings.

d)	Pursuant to the agreement and plan of merger (together with all exhibits and schedules thereto, collectively, the “Merger Agreement”) entered into with the Company, Merger Co will be merged with and into the Company (the “Merger”) in accordance with the terms thereof with the Company being the surviving entity. Pursuant to the Merger, the equity holders of the Company shall have the right to receive the amounts required to consummate the Merger (“Merger Consideration”) in accordance with the terms of the Merger Agreement.

e)	Merger Co or the Company will obtain up to $1,045 million in senior secured loan facilities described in Exhibit B to the Commitment Letter (the “Senior Secured Facilities); provided that not more than $20 million of the loans under the Revolving Facility (exclusive of letter of credit usage) may be made available on the Closing Date.

f)	The Company’s 0.5% Convertible Subordinated Debentures, Series B due 2023 (the “Existing Notes”) will remain outstanding after giving effect to the Transactions (although the principal amount of Existing Notes outstanding on the Closing Date may be lower than the principal amount of Existing Notes outstanding on the date hereof to the extent that certain holders of the Existing Notes have exercised their rights under Article 13 of the Indenture dated as of December 16, 2004 (the “Existing Notes Indenture”), between the Company and The Bank of New York, as trustee, to require the Company to purchase the Existing Notes). It is understood that the total amount of the Initial Term Facility (as defined in Exhibit B) and the Delayed Draw Term Facility (as defined in Exhibit B) shall be adjusted to reflect the principal amount of, and accrued and unpaid interest on, the Existing Notes outstanding on the Closing Date so long as the commitments under the Term Facilities (as defined in Exhibit B) remain no greater than $970 million in the aggregate .

g)	All the existing third party indebtedness for borrowed money of the Company and its subsidiaries (which may include indebtedness of the Company incurred prior to the Closing Date for the payment of the “Purchase Price” (as that term is defined in Section 13.02 of the Existing Notes Indenture (as hereinafter defined) and which may exclude certain limited indebtedness that the Joint Bookrunners and the Borrower reasonably agree may remain outstanding after the Closing Date) (the “Refinancing”) will be refinanced or repaid, and fees, premiums and expenses incurred in connection with the Transactions will be paid (such fees, premiums and expenses, the “Transaction Costs”, and together with the Merger Consideration and the Refinancing, the “Merger Funds”).

The transactions described above and the payment of related fees and expenses are collectively referred to herein as the “Transactions”.

CONFIDENTIAL	EXHIBIT B

Project Abe

Senior Secured Credit Facilities

Summary of Principal Terms and Conditions1

Borrower:	Initially, Merger Co or the Company, and following the Merger, the survivor thereof (the “Borrower”).

Transaction:	As set forth in Exhibit A to the Commitment Letter.

Administrative Agent and Collateral Agent:	GECC will act as sole administrative agent and sole collateral agent (in such capacities, the “Administrative Agent”) for a syndicate of banks, financial institutions and other entities reasonably acceptable to the Borrower (together with the Initial Lenders, the “Lenders”), and will perform the duties customarily associated with such roles.

Co-Lead Arrangers and Joint Bookrunners:	Barclays and GECM will act as co-lead arrangers for the Senior Secured Facilities (the “Co-Lead Arrangers”), Barclays, GECM and RBS will act as bookrunners (collectively, the “Joint Bookrunners”), and each will perform the duties customarily associated with such roles.

Syndication Agent:	A financial institution to be designated by the Borrower and reasonably acceptable to Co-Lead Arrangers.

Documentation Agent:	A financial institution to be designated by the Borrower and reasonably acceptable to Co-Lead Arrangers.

Senior Secured Facilities:	(A) A senior secured initial term loan facility in an aggregate principal amount of up to $705 million (the “Initial Term Facility”).

(B)   A senior secured delayed draw term loan facility in an aggregate principal amount of up to $265 million (subject to adjustment as described in the next sentence) (the “Delayed Draw Term Facility” and, together with the Initial Term Facility, the “Term Facilities”). It is agreed that the total amount of the Delayed Draw Term Facility shall be decreased and the Initial Term

[1]	All capitalized terms used but not defined herein shall have the meaning given them in the Commitment Letter to which this term sheet is attached, including Exhibit A thereto.

Facility increased to reflect the principal amount of, and accrued and unpaid interest on, the Existing Notes outstanding on the Closing Date, so long as the aggregate principal amount of the Term Facilities combined does not exceed $970 million.

(C)   A senior secured revolving credit facility in an aggregate principal amount of up to $75 million (the “Revolving Facility” and, together with the Term Facilities, the “Senior Secured Facilities”). Lenders with commitments under the Revolving Facility are collectively referred to as “Revolving Lenders” and the loans thereunder are collectively referred to as “Revolving Loans”.

Swingline Loans:	In connection with the Revolving Facility, GECC (in such capacity, the “Swingline Lender”) will make available to the Borrower a swingline facility under which the Borrower may make short-term borrowings (in minimum amounts to be mutually agreed upon and integral multiples to be agreed upon) of up to $20 million. Except for purposes of calculating the commitment fee described below, any such swingline borrowings will reduce availability under the Revolving Facility on a dollar-for-dollar basis.

Upon notice from the Swingline Lender, the Revolving Lenders will be unconditionally obligated to purchase participations in any swingline loan pro rata based upon their commitments under the Revolving Facility.

Incremental Facilities	The Senior Secured Facilities will permit the Borrower to add one or more incremental term loan facilities to the Senior Secured Facilities (each, an “Incremental Term Facility”) and/or increase commitments under the Revolving Facility (any such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $100 million; provided that (i) no existing Lender will be required to participate in any such Incremental Facility without its consent, (ii) no event of default or default under the Senior Secured Facilities exists or would exist after giving effect thereto, (iii) the Borrower is in compliance, on a pro forma basis after giving effect to the incurrence of any such Incremental Facility (and after giving effect to any acquisition consummated simultaneously therewith), with the financial maintenance covenants in the Financing Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Initial Term Facility and the weighted average life of such Incremental Term Facility shall be not shorter than the then remaining weighted average life of the Initial Term Facility, (v) the maturity date of such Incremental Revolving Facility shall be the same as the maturity date of the Revolving Facility, such Incremental Revolving Facility shall require no scheduled amortization or mandatory commitment reduction prior to the final maturity of the Revolving Facility and the Incremental Revolving Facility shall be on the exact same terms and pursuant to the exact same documentation applicable to the Revolving Facility, (vi) the interest rate margins and (subject to clause (iv)) amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that in the event that the interest rate margins for any Incremental Term Facility are higher than the interest rate margins for the Term Facilities by more than 25 basis points, then the interest rate margins for the Term Facilities shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility minus 25 basis points; provided, further, in determining the interest rate margins applicable to the Incremental Term Facility and the Term Facilities, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders under the Term Facilities or any Incremental Term Facility in the primary syndication thereof shall be included (with OID being equated to interest based on assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Joint Bookrunners (or their affiliates) in connection with the Term Facilities or to one or more arrangers (or their affiliates) of any Incremental Term Facility shall be excluded and (vii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined; provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (iv) or (vi) above), they shall be reasonably satisfactory to the Administrative Agent.

Purpose:

(A)   The proceeds of borrowings under the Initial Term Facility will be used by the Borrower, on the date of the initial borrowing under the Initial Term Facility (the “Closing Date”), the proceeds from the Equity Contribution and cash on hand at the Company, solely to pay the Merger Funds.

(B)   The proceeds of borrowings under the Delayed Draw Term Facility will only be used by the Borrower to (i) fund payments pursuant to any of Articles 13 and/or 14 of the Existing Notes Indenture, and any related fees, costs, premiums and expenses incurred in connection with any such transactions or (ii) to refinance any payments made by the Company prior to the Closing Date in respect of amount in clause (i).

(C)   The letters of credit and proceeds of loans under the Revolving Facility (except as set forth below) will be used by the Borrower and its subsidiaries for working capital and other general corporate purposes, including the financing of permitted acquisitions.

Availability:	(A) The Initial Term Facility will be available in a single drawing on the Closing Date. Amounts borrowed under the Initial Term Facility that are repaid or prepaid may not be reborrowed.

(B)   The Delayed Draw Term Facility will be available in no more than two drawings at any time until 40 business days following the Closing Date. Amounts borrowed under the Delayed Draw Term Facility that are repaid or prepaid may not be reborrowed.

(C)   Up to $20 million in loans under the Revolving Facility (exclusive of letter of credit usage) may be made available on the Closing Date to finance the Transactions. Additionally, letters of credit may be issued on the Closing Date in order to backstop or replace letters of credit outstanding on the Closing Date under facilities no longer available to the Company or its subsidiaries as of the Closing Date. Otherwise, loans under the Revolving Facility will be available at any time prior to the final maturity of the Revolving Facility, in minimum principal amounts to be agreed upon. Amounts repaid under the Revolving Facility may be reborrowed.

Interest Rates and Fees:	As set forth on Annex I hereto.

Default Rate:	Overdue amounts (including overdue interest) will bear interest at a rate equal to the highest interest rate applicable to ABR loans (as defined in Annex I) plus 2.00% per annum.

Letters of Credit:	An aggregate amount to be agreed upon of the Revolving Facility will be available to the Borrower for the purpose of issuing letters of credit. Letters of credit under the Revolving Facility will be issued by GECC and other Lenders acceptable to the Borrower (each an “Issuing Bank”). Each letter of credit shall expire not later than the earlier of (a) 12 months after its date of issuance and (b) the fifth business day prior to the final maturity of the Revolving Facility; provided that any letter of credit may provide for renewal thereof for additional periods of up to 12 months (which in no event shall extend beyond the date referred to in clause (b) above).

Drawings under any letter of credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of loans under the Revolving Facility) within one business day after notice of such drawing is received by the Borrower from the relevant Issuing Bank. The Revolving Lenders will be irrevocably and unconditionally obligated to acquire participations in each letter of credit, pro rata in accordance with their commitments under the Revolving Facility, and to fund such participations in the event the Borrower does not reimburse an Issuing Bank for drawings within the time period specified above.

Final Maturity and Amortization:	(A) Term Facilities The Term Facilities will mature on the date that is seven years after the Closing Date and will amortize in equal quarterly installments in aggregate annual amounts equal to 2.5% of the original principal amount of the Term Facilities in the first year following the Closing Date, 2.5% of the original principal amount of the Term Facilities in the second year following the Closing Date, 5% of the original principal amount of the Term Facilities in the third year following the Closing Date, 5% of the original principal amount of the Term Facilities in the fourth year following the Closing Date, 10% of the original principal amount of the Term Facilities in the fifth year following the Closing Date, 10% of the original principal amount of the Term Facilities in the sixth year following the Closing Date and 65% of the original principal amount of the Term Facilities in the seventh year following the Closing Date. For the avoidance of any doubt, the “original principal amount” of the Term Facilities shall be determined after giving effect to all borrowings under the Delayed Draw Term Facility.

(B) Revolving Facility The Revolving Facility will mature, and lending commitments thereunder will terminate, on the date that is five years after the Closing Date.

Guarantees:	All obligations of the Borrower (the “Borrower Obligations”) under the Senior Secured Facilities and under any interest rate protection or other non-speculative hedging arrangements or cash management arrangements entered into with a Lender or any affiliate of a Lender (“Hedging /Cash Management Arrangements”) will be unconditionally guaranteed jointly and severally on a senior secured basis (the “Guarantees”) by Holdings and each existing and subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Borrower (other than immaterial subsidiaries to be agreed upon), (the “Guarantors”).

Notwithstanding the foregoing, subsidiaries may be excluded from the guarantee requirements in circumstances where the Borrower and the Administrative Agent reasonably agree that the cost of providing such a guarantee is excessive in relation to the value afforded thereby.

Security:	Subject to the limitations set forth below in this section, the Borrower Obligations, the Guarantees and the Hedging/Cash Management Arrangements will be secured by: (a) a perfected, first-priority pledge of the capital stock of the Borrower and each direct, wholly-owned restricted subsidiary of the Borrower and of each Guarantor (which pledge, in the case of any foreign subsidiary, shall be limited to 100% of the non-voting capital stock and 65% of the voting capital stock of first-tier foreign subsidiaries) and (b) perfected, first-priority security interests in, and mortgages on, substantially all tangible and intangible personal property and material fee owned real property of the Borrower and each subsidiary Guarantor (including but not limited to accounts receivable, inventory, equipment, general intangibles (including contract rights), investment property, intellectual property, material fee-owned real property, material intercompany notes and proceeds of the foregoing) (the items described in clauses (a) and (b) above, but excluding the Excluded Assets (as defined below), collectively, the “Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (i) any fee owned real property with a value of less than an amount to be agreed (with all required mortgages being permitted to be delivered post-closing) and all leasehold interests (including requirements to deliver landlord lien waivers), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights with a value of less than an amount to be agreed and commercial tort claims with a value of less than an amount to be agreed, (iii) those assets over which the granting of security interests in such assets would be prohibited by contract (other than any contract purporting to prohibit the granting of security interests over all assets of the Borrower or any Guarantor and including permitted liens, leases and licenses subject to enforceable anti-assignment provisions) in each case, except to the extent such prohibition is enforceable after giving effect to applicable provisions of the Uniform Commercial Code), (iv) those assets over which the granting of security interests in such assets would be prohibited by applicable law or regulation or to the extent that such security interests would result in material adverse tax consequences, (v) those assets as to which the Administrative Agent and the Borrower reasonably agree that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Lenders of the security to be afforded thereby and (vi) other exceptions to be mutually agreed upon. The foregoing described in clauses (i), (ii), (iii), (iv), (v) and (vi) are, collectively, the “Excluded Assets”; provided that in no event shall the foregoing exclude the contemplated pledge of Irish and Canadian intercompany notes. In addition, in no event shall control agreements or other control arrangements be required with respect to deposit accounts, securities accounts, letter of credit rights or other assets requiring perfection by control.

All the above-described pledges, security interests and mortgages shall be created on terms, and pursuant to documentation, in a form usual and customary for financings of this type, taking into account prevailing market conditions at the time of closing, and none of the Collateral shall be subject to other pledges, security interests or mortgages, subject to exceptions usual and customary (including baskets to be agreed and customary permitted liens) for financings of this kind, taking into account prevailing market conditions at the time of closing or as otherwise agreed upon.

Mandatory Prepayments:

Loans under the Term Facilities shall be prepaid with:

(A)   commencing with the first full fiscal year of the Borrower to occur after the Closing Date, 50% of Excess Cash Flow (to be defined in a manner consistent with financings of this kind, taking into account prevailing market conditions at the time of closing), with step-downs to 25% and 0% based upon the achievement and maintenance of ratios of Consolidated Total Debt to Consolidated EBITDA (the, “Total Leverage Ratio”) (such terms as defined (including with regard to defined terms used in such definition) in Annex II hereto modified as reasonably agreed (1) to more accurately reflect the business and financial accounting of the Borrower and (2) to clarify or address technical clarifications) to be agreed; provided that, in any fiscal year, any voluntary prepayments of loans under the Term Facilities and loans under the Revolving Facility to the extent commitments thereunder are permanently reduced by the amount of such prepayments, other than prepayments funded with the proceeds of incurrences of indebtedness, shall be credited against excess cash flow prepayment obligations on a dollar-for-dollar basis for such fiscal year;

(B)   100% of the net cash proceeds of all non-ordinary course asset sales or other dispositions of property by the Borrower and its restricted subsidiaries (including insurance and condemnation proceeds and sale leaseback proceeds) in excess of an amount to be agreed and subject to the right of the Borrower to reinvest 100% of such proceeds, if such proceeds are reinvested (or committed to be reinvested) within 12 months and, if so committed to be reinvested, so long as such reinvestment is actually completed within 120 days thereafter, and other exceptions mutually agreed upon; and

(C)   100% of the net cash proceeds of issuances of debt obligations of Holdings, the Borrower and its restricted subsidiaries after the Closing Date (other than debt permitted under the Facilities Documentation).

Mandatory prepayments shall be applied pro rata to the scheduled installments of principal of the Term Facilities and pro rata between amounts outstanding under the Initial Term Facility and the Delayed Draw Term Facility.

Any Lender may elect not to accept any mandatory prepayment (each a “Declining Lender”). Any prepayment amount declined by a Declining Lender must first be re-offered to the non-Declining Lenders on a pro rata basis and, if such Lenders elect not to accept such declined amounts, may be retained by the Borrower.

The loans under the Revolving Facility shall be prepaid and the letters of credit cash collateralized to the extent such extensions of credit exceed the amount of the commitments under the Revolving Facility.

Prepayments from foreign subsidiaries’ Excess Cash Flow and asset sale proceeds will be limited under the Facilities Documentation to the extent such prepayments would result in material tax consequences.

Voluntary Prepayments and Reductions in Commitments:

Voluntary reductions of the unutilized portion of the Revolving Facility commitments and voluntary prepayments of borrowings under the Senior Secured Facilities will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (except as set forth below), subject to reimbursement of the Lenders’ redeployment costs in the case of a prepayment of Adjusted LIBOR borrowings other than on the last day of the relevant interest period.

All voluntary prepayments of the Term Facilities will be applied to the remaining amortization payments under the Term Facilities as directed by the Borrower.

Representations and Warranties:	Usual and customary for financings of this kind, taking into account prevailing market conditions at the time of closing and limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries only): organizational status; authority, execution, delivery and enforceability of Facilities Documentation; with respect to Facilities Documentation, no violation of, or conflict with, law, organizational documents or agreements; compliance with law; litigation; margin regulations; governmental approvals with respect to the Senior Secured Facilities; Investment Company Act; accurate and complete disclosure; financial statements and no material adverse change (after the Closing Date); taxes; ERISA; subsidiaries; intellectual property; environmental laws; properties; creation and perfection of liens and other security interests; consolidated closing date solvency of the Borrower and its subsidiaries; Patriot Act compliance; and status of the Senior Secured Facilities as senior debt and designated senior debt, subject, in the case of each of the foregoing representations and warranties, to qualifications and limitations for materiality customary in financings of this kind, taking into account prevailing market conditions at the time of closing.

Conditions to Initial Borrowing:

Under the Facilities Documentation, the availability of the initial borrowing under the Senior Secured Facilities will be subject solely to the applicable conditions set forth in the eleventh paragraph of the Commitment Letter, in the “Conditions to All Borrowings” section below and in Exhibit C to the Commitment Letter.

Conditions to All Borrowings:	The making of each extension of credit under the Senior Secured Facilities shall be conditioned upon (a) delivery of a customary borrowing notice, (b) the accuracy of representations and warranties in all material respects (subject, on the Closing Date, to the limitations set forth in the eleventh paragraph of the Commitment Letter) and (c) after the Closing Date, the absence of defaults or events of default at the time of, or after giving effect to the making of, such extension of credit.

Affirmative Covenants:

Usual and customary for financings of this kind, taking into account prevailing market conditions at the time of closing and limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries only): delivery of annual and quarterly financial statements (with extended time periods to be agreed for delivery of the first annual and first two quarterly financial statements to be delivered after the Closing Date), annual budget reports (with delivery time periods to be consistent with the delivery requirements for the audited financial statements), accountants’ letters, officers certificates and other information reasonably requested by the Lenders (through the Administrative Agent); notices of defaults, litigation, ERISA events, material adverse change and other material events; inspections; maintenance of property and customary insurance; maintenance of existence; maintenance and inspection of books and records; payment of taxes; corporate franchises; compliance with laws and regulations; additional guarantors and collateral; use of proceeds; changes in lines of business; and further assurances on collateral matters, subject, in the case of each of the foregoing covenants, to exceptions and qualifications to be agreed upon.

Negative Covenants:	Usual and customary for financings of this kind, taking into account prevailing market conditions at the time of closing and limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries): limitations on the incurrence of debt (which shall permit the incurrence and/or existence of indebtedness (i) under the Senior Secured Facilities (including Incremental Facilities) and under non-speculative hedging arrangements entered into in the ordinary course of business, (ii) outstanding under the Existing Notes (it being understood that the aggregate principal amount of Existing Notes outstanding (together with any refinancing thereof) plus the aggregate principal amount outstanding under the Delayed Draw Term Facility shall at no time exceed $265 million) and (iii) under specified baskets to be agreed); liens; fundamental changes; asset sales; sale leasebacks; investments (which shall permit, among other things, intercompany investments, reorganizations and related activities related to tax planning and re-organization, so long as, after giving effect thereto, the security interest of the Lenders in the

Collateral, taken as a whole, is not materially impaired) and acquisitions (which shall be permitted on the terms set forth in the next paragraph); capital expenditures, dividends or distributions on, or redemptions of, Borrower stock; prepayments or redemptions of subordinated debt (excluding the Existing Notes) or amendments of subordinated debt documents (including the Existing Notes Indenture) or the Waiver Option Agreement (as defined in Exhibit C to the Commitment Letter) in a manner material and adverse to the Lenders; negative pledge clauses; transactions with affiliates; changes in the passive holding company status of Holdings; and no change in fiscal year. The negative covenants will be subject, in the case of each of the foregoing covenants to exceptions, qualifications and “baskets” to be agreed upon (including an available basket amount that will also be built by either retained excess cash flow or a percentage to be determined of cumulative consolidated net income (to be decided on the Closing Date) that may be used, subject to the absence of any continuing default or event of default, for, among other things, certain investments, restricted payments and the prepayment or redemption of subordinated debt; provided that the use of such available basket for restricted payments and the prepayment or redemption of subordinated debt shall also be subject to a pro forma Total Leverage Ratio equal to or less than 2.50 to 1:00.

The Borrower or any restricted subsidiary will be permitted to make acquisitions (each, a “Permitted Acquisition”) as long as (a) there is no default or event of default, (b) the Borrower would be in compliance, on a pro forma basis after giving effect to the consummation of such acquisition, with the financial maintenance covenants in the Facilities Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available and shall be, on a pro forma basis after giving effect to the consummation of such acquisition, at least 0.25 to 1.0 lower than the Total Leverage Ratio financial maintenance covenant for the most recently ended fiscal quarter of the Borrower for which financial statements are available, (c) the acquired company or assets are in the same or a generally related line of business as the Borrower and its subsidiaries and (d) the acquired company and its subsidiaries (other than immaterial subsidiaries or subsidiaries designated as unrestricted subsidiaries) will become, in the case of any acquired entities organized under the laws of the U.S., Guarantors and pledge their Collateral to the Administrative Agent. Acquisitions of entities that do not become Guarantors will be limited to an aggregate amount to be agreed upon.

Financial Maintenance Covenants:

The Facilities Documentation will contain the following financial covenants with regard to the Borrower and its restricted subsidiaries: (a) a maximum Total Leverage Ratio and (b) a minimum ratio of Consolidated EBITDA to Cash Consolidated Interest Expense (as defined in Annex II hereto modified as reasonably agreed (1) to more accurately reflect the business and financial accounting of the Borrower and (2) to clarify or address technical clarifications), in each case with levels providing at least a 25% cushion in Consolidated EBITDA above the Consolidated EBITDA levels set forth in the Sponsor model provided in the Information Memorandum (the “Sponsor Model”), which model shall be the model delivered to each of the Joint Bookrunners on February 21, 2008 (together with any updates or modifications thereto reasonably agreed between the Sponsor and the Joint Bookrunners).

For purposes of determining compliance with the financial covenants, any cash equity contribution (which shall be common equity or otherwise in a form reasonably acceptable to the Administrative Agent) made to the Borrower after the beginning of the relevant fiscal quarter and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrower, be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that (a) in each four fiscal quarter period, there shall be at least two consecutive fiscal quarters in respect of which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no greater than the amount required to cause the Borrower to be in compliance with the financial covenants and (c) all Specified Equity Contributions shall be disregarded for purposes of determining any baskets with respect to the covenants contained in the Facilities Documentation.

The financial covenants will be tested with respect to the Borrower and its restricted subsidiaries on a consolidated basis beginning with the last day of the first full fiscal quarter of the Borrower completed after the Closing Date.

Unrestricted Subsidiaries:

The Facilities Documentation will contain provisions pursuant to which, subject to limitations on loans, advances, guarantees and other investments in, unrestricted subsidiaries, the Borrower will be permitted to designate any existing or subsequently acquired or organized subsidiary as an “unrestricted subsidiary” and subsequently re-designate any such unrestricted subsidiary as a restricted subsidiary. Unrestricted subsidiaries will not be subject to the affirmative or negative covenant or event of default provisions of the Facilities Documentation and the results of operations and indebtedness of unrestricted subsidiaries will not be taken into account for purposes of determining compliance with the financial covenants contained in the Facilities Documentation.

Events of Default:	Events of defaults (including grace periods and exceptions) usual and customary for financings of this kind, taking into account prevailing market conditions at the time of closing and limited to the following (to be applicable to Holdings, the Borrower and its restricted subsidiaries only): nonpayment of principal when due; nonpayment of interest or other amounts after a customary grace period; violation of covenants (subject, in the case of certain of such covenants, to a thirty day grace period); incorrectness of representations and warranties in any material respect; cross default and cross acceleration to material indebtedness; bankruptcy or other insolvency events of Holdings, the Borrower or its material subsidiaries; material monetary judgments; ERISA events; actual or asserted invalidity of material guarantees or security documents; and Change of Control (to be defined in a manner usual and customary for financings of this kind, taking into account prevailing market conditions at the time of closing).

Voting:

Amendments and waivers of the Facilities Documentation will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities (the “Required Lenders”), except that (i) the consent of each Lender directly and adversely affected thereby shall be required with respect to: (A) increases in the commitment of such Lender, (B) reductions of principal, interest or fees, (C) extensions of final maturity, and (D) releases of all or substantially all Guarantors or releases of all or substantially all of the Collateral, (ii) the consent of 100% of the Lenders will be required with respect to (A) modifications to any of the voting percentages and (B) modifications of the pro rata provisions and (iii) customary protections for the Administrative Agent, the Swingline Lender and the Issuing Banks will be provided.

The Facilities Documentation shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding at least 50% of the aggregate amount of the loans and commitments under the Senior Secured Facilities shall have consented thereto.

Cost and Yield Protection:	Usual and customary for financings of this kind, including customary tax gross-up provisions, taking into account prevailing market conditions at the time of closing.
Assignments and Participations:	The Lenders will be permitted to assign (a) loans and/or commitments under the Term Facilities with the consent of the Borrower and the Administrative Agent (in each case not to be unreasonably withheld or delayed), and (b) loans and commitments under the Revolving Facility with the consent of the Borrower, the Swingline Lender, the Issuing Banks and the Administrative Agent (in each case not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required (i) after the occurrence and during the continuance of a payment or bankruptcy Event of Default or (ii) if such assignment is an assignment to another Lender, an affiliate of a Lender or an approved fund. Each assignment (other than to another Lender, an affiliate of a Lender or an approved fund) will be in an amount of an integral multiple of $1,000,000 or, if less, all of such Lender’s remaining loans and commitments of the applicable class. Assignments will be by novation and will not be required to be pro rata among the Senior Secured Facilities. The Administrative Agent shall receive a processing and recordation fee of $3,500 for each assignment (it being understood that such recordation fee shall not apply to any assignments by any of the Initial Lenders or any of their affiliates).

The Lenders will be permitted to sell participations in loans and commitments without restriction in accordance with applicable law. Voting rights of participants shall be limited to matters in respect of (a) increases in commitments participated to such participants, (b) reductions of principal, interest or fees, (c) extensions of final maturity and (d) releases of all or substantially all Guarantors or all or substantially all of the Collateral.

Expenses and Indemnification:

The Borrower shall pay, if the Closing Date occurs, all reasonable and documented or invoiced out-of-pocket costs and expenses of the Administrative Agent and the Commitment Parties (without duplication) associated with the syndication of the Senior Secured Facilities and the preparation, execution and delivery, administration, amendment, modification, waiver and/or enforcement of the Facilities Documentation (including the reasonable fees, disbursements and other charges of counsel identified herein or otherwise retained with the Borrower’s consent (such consent not to be unreasonably withheld or delayed)).

The Borrower will indemnify the Administrative Agent, the Commitment Parties, the Lenders and their affiliates, and the officers, directors, employees, agents and controlling persons of the foregoing, and hold them harmless from and against all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses (including reasonable fees, disbursements and other charges of one counsel for all indemnified parties and, if necessary, one firm of local counsel in each appropriate jurisdiction (which may include a single special counsel acting in multiple jurisdictions) for all indemnified parties (and, in the case of an actual or perceived conflict of interest, where the indemnified person affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected indemnified person)) of any such indemnified person arising out of or relating to any claim or any litigation or other proceeding (regardless of whether such indemnified person is a party thereto) that relates to the Transactions, including the financing contemplated hereby; provided that no indemnified person will be indemnified for any loss, claim, damage, liability, cost or expense to the extent it has resulted from the gross negligence, bad faith or willful misconduct of such person or any of its affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Governing Law and Forum:	New York.
Counsel to the Administrative Agent, Co-Lead Arrangers and Joint Bookrunners:	Cahill Gordon & Reindel LLP.

ANNEX I to

EXHIBIT B

Interest Rates:	The interest rates under the Senior Secured Facilities will be as follows:

At the option of the Borrower, initially, Adjusted LIBOR plus 4.50% or ABR plus 3.50%.

All swingline loans will be ABR loans.

From and after the delivery by the Borrower to the Administrative Agent of the Borrower’s financial statements for the first full fiscal quarter of the Borrower completed after the Closing Date, interest rate spreads under the Revolving Facility shall be determined by reference to a leverage-based pricing grid to be agreed.

Senior Secured Facilities

The Borrower may elect interest periods of 1, 2, 3 or 6 months (or, if available to all relevant Lenders, 9 or 12 months or a shorter period) for Adjusted LIBOR borrowings.

Calculation of interest shall be on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the Prime Rate).

Interest shall be payable in arrears (a) for loans accruing interest at a rate based on Adjusted LIBOR, at the end of each interest period and, for interest periods of greater than 3 months, every three months, and on the applicable maturity date and (b) for loans accruing interest based on the ABR, quarterly in arrears and on the applicable maturity date.

ABR is the Alternate Base Rate, which is the higher of the prime commercial lending rate set forth on the British Banking Association Telerate Page 5 and the Federal Funds Effective Rate plus 1/2 of 1.0%.

Adjusted LIBOR is the London interbank offered rate for dollars, adjusted for statutory reserve requirements.

There shall be a minimum Adjusted LIBOR (i.e. Adjusted LIBOR prior to adding any applicable interest rate margins thereto) requirement of 3.25% per annum.

Letter of Credit Fee:	A per annum fee equal to the spread over Adjusted LIBOR under the Revolving Facility will accrue on the aggregate face amount of outstanding letters of credit under the Revolving Facility, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, in each case for the actual number of days elapsed over a 360-day year. Such fees shall be distributed to the Revolving Lenders pro rata in accordance with the amount of each such Lender’s Revolving Facility commitment. In addition, the Borrower shall pay to each Issuing Bank, for its own account, (a) a fronting fee equal to a percentage per annum to be agreed upon of the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and upon the termination of the Revolving Facility, calculated based upon the actual number of days elapsed over a 360-day year, and (b) customary issuance and administration fees.

Commitment Fees:

The Borrower shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Revolving Facility, payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year.

The Borrower shall pay a commitment fee of 0.50% per annum on the average daily unused portion of the Delayed Draw Term Facility, payable quarterly in arrears, calculated based upon the actual number of days elapsed over a 360-day year.

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ANNEX II to

EXHIBIT B

Selected Financial Definitions

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined as if references to the Borrower and the restricted subsidiaries2 in the definition of the term “Consolidated EBITDA” were references to such Pro Forma Entity and its subsidiaries which will become restricted subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period, plus:

(a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) total interest expense and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or such derivative instruments, and bank and letter of credit fees and costs of surety bonds in connection with financing activities,

(ii) provision for taxes based on income, profits or capital, including federal, foreign, state, franchise, excise, and similar taxes paid or accrued during such period (including in respect of repatriated funds),

(iii) depreciation and amortization (including amortization of intangible assets established through purchase accounting and amortization of deferred financing fees or costs),

(iv) Non-Cash Charges,

(v) extraordinary losses in accordance with GAAP,

(vi) non-recurring charges (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, signing costs, retention or completion bonuses, transition costs and costs related to closure/consolidation of facilities,

(vii) restructuring charges, accruals or reserves (including restructuring costs related to acquisitions after the Closing Date); provided that such restructuring charges, accruals and reserves shall not exceed an aggregate amount of $7,500,000 for any such period,

[2]	It being agreed that for purposes of paragraph 11 of Exhibit C to the Commitment Letter all subsidiaries of the Borrower are restricted subsidiaries.

(viii) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned subsidiary deducted (and not added back in such period to Consolidated Net Income),

(ix)(A) the amount of management, monitoring, consulting and advisory fees, indemnities and related expenses paid or accrued in such period to (or on behalf of) the Sponsor and (B) the amount of expenses relating to payments made to option holders of the Borrower or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, in each case to the extent permitted in the Financing Documentation,

(x) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),

(xi) the amount of “run rate” cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken within 18 months after the Closing Date (which cost savings shall be added to Consolidated EBITDA until fully realized (but in any event for no longer than 30 months following the Closing Date if such cost savings have not be realized by that time) and calculated on a pro forma basis as though such cost savings had been realized on the first day of the relevant period), net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) no cost savings shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clauses (vi) and (vii) above or in the definition of the term “Pro Forma Adjustment” and (C) the aggregate amount of cost savings added pursuant to this clause (xi) shall not exceed $10,000,000 for any four quarter period (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken),

(xii) the amount of any net losses from discontinued operations in accordance with GAAP,

(xiii) any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-”Accounting for Derivative Instruments and Hedging Activities”,

(xiv) any loss relating to amounts paid in cash prior to the stated settlement date of any hedging obligation (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income for such period, and

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(xv) any gain relating to hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (b)(v) and (b)(vi) below;

less

(b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:

(i) extraordinary gains and unusual or non-recurring gains,

(ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income or Consolidated EBITDA in any prior period),

(iii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business),

(iv) the amount of any net income from discontinued operations in accordance with GAAP,

(v) any non-cash gain attributable to the mark to market movement in the valuation of hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) (to the extent the cash impact resulting from such gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133-”Accounting for Derivative Instruments and Hedging Activities”,

(vi) any gain relating to amounts received in cash prior to the stated settlement date of any hedging obligation (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) that has been reflected in Consolidated Net Income in the such period,

(vii) any loss relating to hedging obligations (including hedging obligations entered into for the purpose of hedging against fluctuations in the price or availability of any commodity) associated with transactions realized in the current period that has been reflected in Consolidated Net Income in prior periods and excluded from Consolidated EBITDA pursuant to clauses (a)(xiii) and (a)(xiv) above; and

(viii) the amount of any minority interest income consisting of subsidiary loss attributable to minority equity interests of third parties in any non-wholly owned subsidiary added (and not deducted in such period to Consolidated Net Income),

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in each case, as determined on a consolidated basis for the Borrower and the restricted subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,

(i) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of indebtedness (including the net loss or gain resulting from Hedging Agreements for currency exchange risk),

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (A) the Acquired EBITDA of any person, property, business or asset acquired by the Borrower or any restricted subsidiary during such period (other than any unrestricted subsidiary) to the extent not subsequently sold, transferred or otherwise disposed of (but not including the Acquired EBITDA of any related person, property, business or assets to the extent not so acquired) (each such person, property, business or asset acquired, including pursuant to the Transactions or pursuant to a transaction consummated prior to the Closing Date, and not subsequently so disposed of, an “Acquired Entity or Business”), and the Acquired EBITDA of any unrestricted subsidiary that is converted into a restricted subsidiary during such period (each, a “Converted Restricted Subsidiary”), in each case based on the Acquired EBITDA of such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) determined on a historical Pro Forma Basis and (B) an adjustment in respect of each Pro Forma Entity equal to the amount of the Pro Forma Adjustment with respect to such Pro Forma Entity for such period (including the portion thereof occurring prior to such acquisition or conversion) as specified in the Pro Forma Adjustment certificate delivered to the Administrative Agent (for further delivery to the Lenders); and

(iii) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any person, property, business or asset (other than any unrestricted subsidiary) sold, transferred or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any restricted subsidiary during such period (each such person, property, business or asset so sold, transferred or otherwise disposed of, closed or classified, a “Sold Entity or Business”), and the Disposed EBITDA of any restricted subsidiary that is converted into an unrestricted subsidiary during such period (each, a “Converted Unrestricted Subsidiary”), in each case based on the Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, disposition, closure, classification or conversion) determined on a historical pro forma basis.

“Consolidated Interest Expense” shall mean, for any period, the cash interest expense (including that attributable to capitalized leases), net of cash interest income, of the Borrower and the restricted subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and the restricted subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (i) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses, pay-in-kind interest expense and any other amounts of non-cash interest (including as a result of the effects of purchase accounting), (ii) the

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accretion or accrual of discounted liabilities during such period, (iii) any interest in respect of items excluded from indebtedness in the proviso to the definition thereof, (iv) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Statement of Financial Accounting Standards No. 133, (v) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, and (vi) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (loss) of the Borrower and the restricted subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) in the case of any period that includes a period ending prior to or during the fiscal quarter ending [      ]3, Transaction expenses, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness, hedging agreements or other derivative instruments (other than commodity hedging agreements), (f) accruals and reserves that are established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of the adoption or modification of accounting policies during such period, (g) stock-based award compensation expenses and (h) any income (loss) from investments recorded using the equity method. There shall be included in Consolidated Net Income, without duplication, the amount of any cash tax benefits related to the tax amortization of intangible assets in such period. There shall be excluded from Consolidated Net Income for any period the effects from applying purchase accounting, including applying purchase accounting to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Borrower and the restricted subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date and any permitted acquisitions or the amortization or write-off of any amounts thereof.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of (i) indebtedness of the Borrower and the restricted subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of indebtedness resulting from the application of purchase accounting in connection with the Transactions or any permitted acquisition), consisting of indebtedness for borrowed money, capitalized lease obligations and debt

[3]	End of first fiscal quarter to occur at least 12 months from Closing Date (or, for the purposes of paragraph 11 of Exhibit C, the Closing Date).

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obligations evidenced by promissory notes or similar instruments, minus (b) (i) the aggregate amount of cash and cash equivalents (in each case, free and clear of all liens, other than permitted liens and certain other non-consensual liens permitted by the Financing Documentation), excluding cash and permitted investments which are listed as “restricted”, on the consolidated balance sheet of the Borrower and the restricted subsidiaries as of such date.

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the restricted subsidiaries in the definition of the term “Consolidated EBITDA” (and in the component financial definitions used therein) were references to such Sold Entity or Business and its subsidiaries or to Converted Unrestricted Subsidiary and its subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.

“Non-Cash Charges” shall mean (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (b) all losses from investments recorded using the equity method, (c) all Non-Cash Compensation Expenses, (d) the non-cash impact of purchase accounting, and (e) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” shall mean any non-cash expenses and costs that result from the issuance of stock-based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Post-Acquisition Period” shall mean, with respect to any Specified Transaction, the period beginning on the date such Specified Transaction is consummated and ending on the last day of the fourth full consecutive fiscal quarter immediately following the date on which such Specified Transaction is consummated.

“Pro Forma Adjustment” shall mean, for any four quarter period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period with respect to the Acquired EBITDA of the applicable Pro Forma Entity or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (a) actions taken, prior to or during such Post-Acquisition Period, for the purposes of realizing reasonably identifiable and factually supportable cost savings, or (b) any additional costs incurred prior to or during such Post-Acquisition Period in connection with the combination of the operations of such Pro Forma Entity with the operations of the Borrower and the restricted subsidiaries; provided that (A) so long as such actions are taken prior to or during such Post-Acquisition Period or such costs are incurred prior to or during such Post-Acquisition Period it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings

6

will be realizable during the entirety of such test period, or such additional costs will be incurred during the entirety of such test period, and (B) any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such test period.

“Specified Transaction” shall mean, with respect to any period, any investment, sale, transfer or other disposition of assets, incurrence or repayment of indebtedness, dividend, subsidiary designation or other event that by the terms of the Financing Documentation requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis”.

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EXHIBIT C

Project Abe

Senior Secured Facilities

Summary of Additional Conditions4

Under the Facilities Documentation, the initial borrowings under the Facilities shall be subject to the following conditions:

1. Except as disclosed (a) in Schedule 3.6 of the Company Disclosure Schedule (as defined in the Merger Agreement) or (b) in or incorporated by reference in the Company SEC Documents (as defined in the Merger Agreement), other than disclosure referred to in the “Risk Factors” and “Notes Regarding Forward Looking Statements” sections thereof or any other disclosures included in such filings which are forward-looking in nature, filed prior to the date of the Merger Agreement (it being understood that any matter disclosed in the Company Disclosure Schedule or in or incorporated by reference in such Company SEC Documents (as defined in the Merger Agreement) shall be deemed disclosed in Schedule 3.6 of the Company Disclosure Schedule to the extent the relevance to such Schedule 3.6 is reasonably apparent), since September 30, 2007, there has not been any event, change, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined in the Merger Agreement).

2. The Joint Bookrunners shall be reasonably satisfied that, from the date hereof and during the syndication of the Senior Secured Facilities (but no later than the date that is 60 days following the Closing Date), there shall be no competing issues of debt securities or commercial bank or other credit facilities of you, Merger Co, the Company or any of your or their subsidiaries being offered, placed or arranged (other than any indebtedness of the Company and its subsidiaries permitted to be incurred pursuant to the Merger Agreement, including the extension or replacement of the Company’s existing revolving credit agreement (the “Company Revolver Refinancing”); provided that, in no event, shall the marketing of the Company Revolver Refinancing occur during the Marketing Period), if such debt securities or commercial bank or other credit facilities would have, in the reasonable judgment of the Joint Bookrunners, a detrimental effect upon the primary syndication of the Senior Secured Facilities.

3. The Merger shall have been consummated, or substantially simultaneously with the initial borrowing under the Senior Secured Facilities, shall be consummated, in all material respects in accordance with the terms of the Merger Agreement as in effect on the date hereof, without giving effect to any modifications, amendments, consents or waivers by you or Merger Co thereto that are material and adverse to the Lenders or the Joint Bookrunners as reasonably determined by the Joint Bookrunners (it being understood that any modification, amendment, consent or waiver to the representation set forth in Section 3.6(b) of the Merger Agreement or to the definition of Company Material Adverse Effect or any amendment that

[4]	Capitalized terms used in this Exhibit C shall have the meanings set forth in the other Exhibits attached to the Commitment Letter to which this Exhibit C is attached (the “Commitment Letter”). In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit C shall be determined by reference to the context in which it is used.

results in an extension of the Walk-Away Date shall be deemed to be material and adverse to the interests of the Lenders and the Joint Bookrunners), without the prior consent of the Joint Bookrunners. The Joint Bookrunners hereby acknowledge that they are satisfied with the Merger Agreement, dated as of the dated hereof, and the disclosure schedules and exhibits thereto.

4. The Equity Contribution shall have been made in at least the amount set forth in Exhibit A to the Commitment Letter.

5. Concurrently with the consummation of the Merger, the Refinancing shall have been consummated.

6. The Joint Bookrunners shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for the three most recently completed fiscal years ended December 31, 2007 and (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter after December 31, 2007 ended at least 45 days before the Closing Date. The Joint Bookrunners hereby acknowledge receipt of the financial statements in the foregoing clause (a) for the 2005 and 2006 fiscal years.

7. The Joint Bookrunners shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days prior to the Closing Date, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such other financial statements), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended.

8. Subject in all respects to the eleventh paragraph of the Commitment Letter, all documents and instruments required to create and perfect the Administrative Agent’s (as defined in Exhibit B) security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered and, if applicable, be in proper form for filing, and none of the Collateral shall be subject to any other pledges, security interest or mortgages, except for the liens permitted under the Facilities Documentation.

9. The Administrative Agent and the Joint Bookrunners shall have received all documentation and other information about the Borrower and the Guarantors as is reasonably requested in writing at least 7 days prior to the Closing Date by the Administrative Agent or the Joint Bookrunners that they reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

10. The Waiver and Amendment to Restated Option Agreement dated as of the date hereof (the “Waiver Option Agreement”)shall not have been modified or amended by you or Merger Sub in a manner that is material and adverse to the Lenders (as reasonably determined by the Joint Bookrunners) without the prior consent of the Joint Bookrunners. The Joint Bookrunners hereby acknowledge that they are satisfied with the Waiver and Amendment to Restated Option Agreement, dated as of the dated hereof.

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11. Consolidated EBITDA (as defined in Annex II hereto) for the twelve-month period ending March 31, 2008 (or if the Closing Date shall occur on or after September 2, 2008, for the twelve month period ending June 30, 2008) shall not be less than $300 million. Notwithstanding anything in Annex II hereto, for the purposes of this paragraph 11, it is agreed the Consolidated EBITDA for the 3-month period ended June 30, 2007, September 30, 2007 and December 31, 2007, respectively, shall be deemed to be $84,405,000, $73,705,000 and $79,311,000.

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